UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 17, 2026, the Radoff-JEC Group issued the following press release, which is being mailed to stockholders:

Radoff-JEC Group Announces ISS’ Support of its Case for Change at Seer, Inc.

ISS Recommends Stockholders Vote FOR Radoff-JEC Group Nominees Howard H. Berman and Luis E. Rinaldini, WITHHOLD Support on Seer Directors Terrance McGuire, Dipchand Nishar and Nicolas Roelofs and Vote AGAINST the NOL Pill

Concludes That the Board’s Actions “[Raise] Questions About the Ability of the Board to Exercise Independent Oversight” of Chairman and CEO Omid Farokhzad, M.D.

Radoff-JEC Group Urges Stockholders to Vote on the WHITE Proxy Card to Elect All Three of its Independent, Qualified Nominees

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of Seer, Inc.’s (NASDAQ: SEER) (“Seer” or the “Company”) outstanding common stock, today announced that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that the Company’s stockholders vote on the WHITE proxy card FOR the election of Howard H. Berman, Ph.D. and Luis E. Rinaldini to Seer’s Board of Directors (the “Board”).

ISS also recommends stockholders WITHHOLD support from incumbent directors Terrance McGuire, Dipchand Nishar, as well as Nominating and Governance Committee Chair Nicolas Roelofs, Ph.D., and vote AGAINST the ratification of the NOL pill.

In its report, ISS affirmed the Radoff-JEC Group’s case for urgent boardroom change, stating:1

•	“The company has lost over 95 percent of its market cap since completing its IPO in late 2020, and there is no convincing indication that a reversal of fortune lies ahead.”

•	“Revenue growth has been muted, operating expenses have remained elevated, and management has forecast that profitability will not be achieved before 2031. In other words, despite past investments and messaging, the company has failed to reach the inflection point necessary for commercial viability.”

•	“There is little evidence to suggest that a meaningful turnaround is imminent, while the company's corporate governance practices have not consistently aligned with shareholders' best interest.”

•	“A number of directors have professional, business, or personal relationships with Farokhzad and amongst themselves that extend beyond their service at the company, raising questions about the ability of the board to exercise independent oversight.”

•	“Ultimately, the board is presenting shareholders with an account that is not supported by the facts.”

ISS also highlighted Seer’s contradictory statements and posture toward our acquisition proposals as compared to Chairman and CEO Omid Farokhzad, M.D.’s offer:

•	“Interestingly, the headline cash value of [Farokhzad’s] offer also falls materially below the company's net cash and investments; a criticism the board previously levied at the dissidents' offers.”

•	“While Farokhzad has articulated his own reasons for pursuing a take-private, the offer does more to validate the dissidents' concerns regarding public company viability than it does to support the board's messaging to shareholders in this contest.”

•	“The board has emphasized the company's long-term prospects and purported proximity to inflection, while casting the dissident acquisition proposals as a short-sighted gambit to raid the company's balance sheet. At the same time, the terms and timing of Farokhzad's proposal to take the company private does little to convey confidence in the story being told.”

The Radoff-JEC Group issued the following statement:

“The ISS report is a scathing indictment of how Chairman and CEO Farokhzad and his friends have seemingly failed to manage Seer in the best interests of all stockholders, highlighting the Company’s massive value destruction since its IPO and lack of a viable future in the public market. ISS also saw through the Board’s attempts to pull the wool over long-suffering investors’ eyes by making clearly unsupported and misleading statements about its awful track record and about our campaign to prevent further losses.

We are confident that our fellow stockholders will make their feelings known at the ballot box ahead of the July 28th annual meeting. We believe electing all three of our independent nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – is the most effective path to strengthening oversight and ensuring the Board runs an objective strategic review process aimed at maximizing value for all Seer stockholders.”

***

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Support a Credible Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

1 Permission to quote ISS was neither sought nor received.

Contacts

Greg Lempel

greg@fondrenlp.com

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Saratoga Proxy Consulting LLC

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